UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐     Soliciting Material Pursuant to §240.14a-12
TOMOTHERAPY INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2010
Proxy Statement and
Annual Meeting Notice

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held April 30, 2010

The Annual Meeting of the Shareholders of TomoTherapy Incorporated (the “Company”) will be held at 8:00 a.m. Central Daylight Time on Friday, April 30, 2010, at the Company’s administrative offices located at 1212 Deming Way, Madison, Wisconsin, 53717, for the following purposes:

1. To elect the nine directors identified in the accompanying proxy statement to the Board of Directors, each for a one-year term;

2. To ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of record of Company common stock at the close of business on March 17, 2010 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying proxy materials.

For detailed information regarding voting instructions, please refer to the section entitled “General Information” on pages 1 through 4 of the accompanying proxy statement. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. The giving of such proxy does not affect your rights to vote in person if you attend the meeting.

This notice of annual meeting and accompanying proxy statement and proxy card are first being mailed to the Company’s shareholders on or about March 29, 2010.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 2010

The Proxy Statement and Annual Report on Form 10-K are available at www.tomotherapy.com.

BY ORDER OF THE BOARD OF DIRECTORS

Brenda S. Furlow
Vice President, General Counsel and Corporate Secretary

Madison, Wisconsin
March 22, 2010

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE 2010 ANNUAL MEETING, PLEASE PROMPTLY SUBMIT A PROXY BY INTERNET, BY TELEPHONE OR BY MAIL BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD OR THE ENCLOSED VOTING INSTRUCTION CARD.

GENERAL INFORMATION

This proxy statement is furnished to the shareholders of TomoTherapy Incorporated (“we,” “us” or the “Company”) in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Shareholders, to be held at 8:00 a.m. Central Daylight Time on Friday, April 30, 2010, at our administrative offices located at 1212 Deming Way, Madison, Wisconsin, 53717 (the “2010 Annual Meeting”). This proxy statement and the proxy card (collectively, this “Proxy Statement”) are first being mailed to our shareholders on or about March 29, 2010.

Q.	Why am I receiving these materials?

A.	We sent you this Proxy Statement because our Board of Directors is soliciting your proxy to vote at the 2010 Annual Meeting. This Proxy Statement summarizes the information you need to vote at the 2010 Annual Meeting. You do not need to attend the 2010 Annual Meeting to vote your shares.

Q.	What proposals will be voted on at the 2010 Annual Meeting?

A.	Shareholders will vote on two proposals at the 2010 Annual Meeting:

• To elect nine directors to the Board of Directors to serve until the next annual shareholders’ meeting and until their successors are elected. Shareholders may vote for up to nine nominees; and

• To ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

We also will consider other business, if any, that properly comes before the 2010 Annual Meeting. We did not receive any proposal from a shareholder seeking to include a proposal in this Proxy Statement under applicable rules of the Securities and Exchange Commission (the “SEC”). If any attempt is made to introduce additional business at the 2010 Annual Meeting, the chair of the 2010 Annual Meeting will, if the facts warrant, determine and declare at the meeting that the additional item of business was not properly brought before the meeting and, if he should so determine, declare at the 2010 Annual Meeting that any such business that was not properly brought before the meeting will not be transacted.

Q.	How does our Board of Directors recommend that I vote on the proposals?

A.	Our Board of Directors unanimously recommends that you vote FOR each of our Board’s nominees and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Q.	Who is entitled to vote?

A.	Only our common shareholders of record as of the close of business on the record date, March 17, 2010 (the “Record Date”), are entitled to vote at the 2010 Annual Meeting. As of March 17, 2010, 54,101,680 shares of our common stock were issued and outstanding. Each shareholder is entitled to one vote per share.

Q.	How can I vote shares I own through my account with a broker or other nominee?

A.	Most of our shareholders hold their shares through a broker, dealer, bank or other nominee (that is, in “street name”), rather than directly in their personal names registered with our transfer agent. If you hold your shares in street name as of the Record Date, you are a “beneficial holder,” and our proxy materials are being forwarded to you by your broker, dealer, bank or other nominee together with a voting instruction card. Because a beneficial holder is not the shareholder of record, you may not vote these shares at the 2010 Annual Meeting unless you obtain a “legal proxy” from the broker, dealer, bank or other nominee that holds your shares, giving you the right to vote the shares at the 2010 Annual Meeting. Even if you plan to attend the 2010 Annual Meeting, we recommend that you vote your shares in advance, as described below, so that your vote will be counted if you later decide not to attend the 2010 Annual Meeting.

Q.	What do I need for admission to the 2010 Annual Meeting?

A.	You are entitled to attend the 2010 Annual Meeting only if you are a shareholder of record or a beneficial owner as of the close of business on the Record Date or you hold a valid proxy for the 2010 Annual Meeting. If you are the shareholder of record, your name will be verified against the list of shareholders of record prior to your admittance to the 2010 Annual Meeting. You should be prepared to present photo identification for admission at the 2010 Annual Meeting. If you hold your shares in street name, you should provide proof of beneficial ownership on the Record Date, such as a brokerage account statement showing that you owned shares of our common stock as of the Record Date, a copy of the voting instruction card provided by your broker, dealer, bank or other nominee or other similar evidence of ownership as of the Record Date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the 2010 Annual Meeting.

Q.	How can I vote my shares without attending the 2010 Annual Meeting?

A.	If you are a shareholder of record, you may direct your vote without attending the 2010 Annual Meeting by completing and mailing your proxy card in the enclosed pre-paid envelope or by following the instructions on the proxy card to vote by telephone or by Internet.

If you hold your shares in street name, you may direct your vote without attending the 2010 Annual Meeting by completing and mailing your voting instruction card in the enclosed pre-paid envelope. Telephone and Internet voting is also available. Please see your voting instruction card for instructions.

Q.	How will my shares be voted if I return a blank proxy card or I do not provide my broker with instructions regarding the manner in which I wish my shares to be voted?

A.	If you are a shareholder of record, and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors on all matters listed in the notice for the 2010 Annual Meeting and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote before the meeting. If you hold your shares in street name and do not provide your broker with voting instructions, your shares will be treated as “broker non-votes” and your broker will not have discretion to vote your shares in connection with the proposal for Board of Directors’ nominees. However, your broker will have discretion to vote your shares in connection with the proposal for ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for our 2010 fiscal year and for quorum purposes.

Q.	Can I change my vote or revoke my proxy?

A.	You may change your vote or revoke your proxy at any time before your proxy is voted at the 2010 Annual Meeting. If you are a shareholder of record, you may change your vote or revoke your proxy by: (1) delivering to us (Attention: Corporate Secretary) at the address on the first page of this Proxy Statement a written notice of revocation of your proxy; (2) delivering to us an authorized proxy bearing a later date (including a proxy by telephone or over the Internet); or (3) attending the 2010 Annual Meeting and voting in person. Attendance at the meeting in and of itself, without voting in person at the meeting, will not cause your previously granted proxy to be revoked. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, dealer, bank or other nominee or, if you have obtained a legal proxy from your broker, dealer, bank or other nominee giving you the right to vote your shares at the 2010 Annual Meeting, by attending the meeting and voting in person.

Q.	What constitutes a quorum?

A.	The 2010 Annual Meeting will be held only if a quorum is present. The presence at the 2010 Annual Meeting (in person or by proxy) of the shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting as of the Record Date constitutes a quorum allowing us to conduct business at the meeting. Shares represented by properly completed proxy cards either marked “abstain” or “withhold authority to vote,” or returned without voting instructions are counted as present for the purpose of determining whether a quorum is present. Also, if shares are held by brokers, dealers, banks or other nominees who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for quorum purposes.

Q.	What vote is required to approve each matter to be considered at the 2010 Annual Meeting?

A.	Election of Directors. Directors will be elected by a plurality of the votes cast (in person or by proxy) at the 2010 Annual Meeting on the election of directors. This means that the nine nominees receiving the most votes “FOR” election at the 2010 Annual Meeting will be elected to our Board of Directors.

Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm. The proposal will be approved if the votes cast (in person or by proxy) “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

Q.	How are votes counted?

A.	You may vote all of the shares that you own, including shares that are registered directly in your name and those held in street name. If you sign and return your proxy card, but you abstain on a particular proposal, your vote will be considered an “abstention.” With respect to the proposals to elect directors, abstention or instructions to “withhold authority” as to the election of any director nominee will not affect whether a nominee has received sufficient votes to be elected. With respect to the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, abstentions also will have no effect on the outcome of the vote.

If you hold shares beneficially in street name and do not provide your broker, dealer, bank or nominee with voting instructions, your shares may not get voted.

Please promptly vote by telephone or Internet or sign, date and return the voting instruction card your broker, dealer, bank or other nominee has enclosed, in accordance with the instructions on the card.

Q.	Who will count the votes?

A.	An inspector of election appointed by the Company will tabulate and certify the shareholder vote for the 2010 Annual Meeting.

Q.	What is the deadline for submitting a proxy?

A.	In order to be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m. Central Daylight Time on April 29, 2010. Proxies submitted by mail must be received by April 30, 2010 prior to the start of the 2010 Annual Meeting.

Q.	What does it mean if I receive more than one proxy card?

A.	If you hold your shares in more than one account, you will receive a proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the proxy card to vote by telephone or Internet. You should vote all your shares. To provide better shareholder service, we encourage you to have all of your shares registered in the same name and address. You may do this by contacting our transfer agent, Wells Fargo Shareowner Services, at 1-800-468-9716.

Q.	Who is making and paying for this solicitation?

A.	This proxy solicitation is being made on behalf of our Board of Directors. We will pay the cost of preparing, printing and distributing this Proxy Statement and related materials. Upon request, we will reimburse brokers, dealers, banks and other nominees for reasonable expenses they incur in forwarding proxy materials to beneficial owners of shares of our common stock. Our directors, officers and employees will not receive any additional compensation for these solicitation activities.

Shareholder Proposals for the 2011 Annual Meeting

For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the annual meeting to be held in 2011, the proposal must be in writing and received by the Company’s Corporate Secretary at the Company’s principal executive offices no later than November 29, 2010. If the date of next year’s annual meeting is more than 30 days before or 30 days after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in the Company’s proxy statement will instead be a reasonable time before the Company begins to print and mail its proxy materials. Shareholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable rules established by the SEC. In addition, the Company’s bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of shareholders. In general, notice must be received at the Company’s principal executive offices not less than 90 calendar days before and not more than 120 calendar days before the one year anniversary of the date on which the Company first mailed its proxy statement to shareholders in connection with the previous year’s annual meeting of shareholders. Therefore, to be presented at the Company’s 2011 annual meeting of shareholders, such a proposal must be received by the Company on or after November 29, 2010, but no later than December 29, 2010. In the event that the date of the annual meeting has been changed by more than 30 days from the date of the first anniversary of the prior year’s meeting, notice by the shareholder must be so received not earlier than 120 calendar days and not later than the close of business on the 90th calendar day prior to the scheduled date of such annual meeting, or 10 calendar days following the Company’s public announcement of the date of the meeting. The Company’s bylaws also specify requirements as to the form and content of a shareholder’s notice of proposal.

Shareholder Nominations of Director Candidates

Any shareholder proposals for director candidates for consideration by the Company’s Nominating and Governance Committee and Board of Directors must be in writing and include the nominee’s name and qualifications for board membership and should be directed to the Company’s Corporate Secretary at the Company’s principal executive offices. Shareholders are advised to review the Guidelines for Selecting Board Candidates attached as Appendix A to the Charter of the Nominating and Governance Committee for more information about the qualifications sought for director candidates. The Company’s bylaws also require that any proposal for nomination of directors include the consent of each nominee to serve as a member of the Company’s Board of Directors, if so elected. Shareholders are also advised to review the Company’s bylaws, which contain additional requirements with respect to shareholder nominees for the Company’s Board of Directors. In addition, the shareholder must give timely notice to the Company’s Corporate Secretary in accordance with the provisions of the Company’s bylaws, which require that the notice be received by the Company’s Corporate Secretary no earlier than November 29, 2010, but no later than December 29, 2010.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors (the “Board”) has nine members, each of whom is elected annually for a one-year term. At the 2010 Annual Meeting, you and other shareholders will elect nine individuals to serve as directors for a one-year term that expires at the Company’s 2011 Annual Meeting of Shareholders. All of the nominees are currently members of the Board of Directors.

The individuals named as proxyholders will vote your proxy for the election of the nine nominees unless you direct them to withhold your votes for any or all of the nominees. All of the nominees listed below have consented to being named in this Proxy Statement and to serve as a director of the Company, if elected. If any nominee becomes unable to serve as a director before the 2010 Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute. No advance notice provisions in the Company’s bylaws affect the Board’s ability to designate any substitute nominees.

Below are the names and ages of these nominees as of March 11, 2010, their principal occupations, length of service on the Board of Directors, employment for the last five years and directorships they hold in other public companies, as well as a brief summary of the qualifications and experience each contributes to the Board.

Nominees for Election for a One-Year Term Ending with the 2011 Annual Meeting

		Principal Occupation; Business Experience;	Director
Name	Age	Contributions to Board Membership	Since

Sam R. Leno(1)	64	Chief Operations Officer of Boston Scientific Corporation, a medical device company that markets and sells medical devices for cardiovascular and other medical conditions, since March 1, 2010. Chief Financial Officer and Executive Vice President of Finance and Information Systems at Boston Scientific from June 2007 through February 2010; Executive Vice President, Finance and Corporate Services and Chief Financial Officer for Zimmer Holdings, Inc., a medical device company that markets and sells trauma, dental implant, and orthopaedic surgical products, from 2001 to May 2007. With his extensive background in finance and accounting, Mr. Leno brings significant financial and accounting experience to our Board. From his background at both Boston Scientific and Zimmer, Mr. Leno also brings strong executive management and business experience in the medical device field and in publicly-traded companies.	2006
T. Rockwell Mackie, Ph.D.	55	Co-founder of TomoTherapy Incorporated; Chairman of the Board since June 1999; Professor in the departments of Medical Physics and Human Oncology at the University of Wisconsin since 1987. Professor Mackie is a Fellow of the American Association of Physicists in Medicine and a member of its Science Council. As a respected medical physicist who continues scientific research activities, Dr. Mackie has extensive knowledge of our technology and the science supporting it, as well as a strong understanding of our customers and their needs. He also brings extensive business experience as a serial entrepreneur and advisor to Madison businesses. As a founder of our company, Dr. Mackie brings deep knowledge of the Company and a broad understanding of the business environment.	1997

		Principal Occupation; Business Experience;	Director
Name	Age	Contributions to Board Membership	Since

H. Jonathan McCloskey(1)(4)	41	Vice President of Investments of Parkwood Corporation, an investment company that invests in private and public companies, commencing March 28, 2010; Portfolio Manager of Avalon Capital Group, a private investment company, from December 2003 through February 2010; Vice President of Investment banking for First Albany Corporation, a New York-based investment banking firm, from August 1996 to December 2003. Mr. McCloskey brings strong financial and investment background and experience to the Board. With his past experience as portfolio manager for one of our early investors and largest shareholders, he also contributes a unique shareholder perspective.	2009
John J. McDonough(1)	73	Co-founder and Chairman of McDonough Medical Products Corporation, a manufacturer and distributor of medical imaging components and dental x-ray systems located in Lincolnshire, Illinois since 2001. Director of four healthcare non-profit organizations, holding the chair position at two of the organizations. Mr. McDonough contributes extensive executive management, business and financial expertise to the Board. In addition, his expertise in the medical products industry is invaluable.	2004
Cary J. Nolan(2)(3)	67	President and CEO of Riverstone International, a business consulting firm, since December 1999; Past President and Chief Executive Officer of Picker International, a diagnostic imaging company, from 1989 to 1999; Director of Premier Farnell plc, a distribution company in London, United Kingdom, and of Toshiba America Medical Corporation, from 1999 to 2008. Mr. Nolan served in various assignments within Xerox Corporation, including 10 years as President of Xerox Medical Systems. Mr. Nolan contributes broad expertise in director and executive and operational management roles in medical device products companies, both in the United States and globally. His experience as a director in international companies also provides the Board with an important international perspective.	2001
Carlos A. Perez, M.D.(3)	75	Professor Emeritus in the Department of Radiation Oncology at Mallinckrodt Institute of Radiology, Siteman Cancer Center, Washington University Medical Center since September 2004; Director and Chair of the Department of Radiation Oncology at Washington University from July 1976 through September 2004; President of the American Society of Therapeutic Radiation during the 1982 calendar year. As a member of a respected medical provider, an internationally-recognized leader in the global radiation therapy field and a user of our products, Dr. Perez contributes a unique and global customer perspective, as well as medical insight into the benefits and challenges of cancer therapies.	2005

		Principal Occupation; Business Experience;	Director
Name	Age	Contributions to Board Membership	Since

Frederick A. Robertson, M.D.	54	Chief Executive Officer of TomoTherapy Incorporated since December 2005; President of the Company since January 2009; Assistant Professor of Anesthesiology at the Medical College of Wisconsin from December 2000 through December 2004; President and Chief Executive Officer of GE Marquette Medical Systems from 1998 to 2000, and the Chief Clinical Officer of GE Medical Systems in 2000. With a medical background and extensive executive and operational management experience in our company as well as other medical device companies, Dr. Robertson contributes a critical customer and leadership perspective. His broad and deep understanding of our company is also a critical contribution to the Board.	2005
Roy T. Tanaka(2)	61	Worldwide President of Biosense Webster, a Johnson & Johnson company that manufactures electrophysiology equipment, from March 2004 until his retirement in September 2008; President of Biosense Webster from February 1997 through March 2004; Director of Volcano Corporation since April 2009. Mr. Tanaka brings broad experience in executive leadership in the medical device field. His operational expertise and knowledge of the regulatory environment, both in the United States and globally, also bring a valuable perspective.	2008
Frances S. Taylor(2)(3)	63	Interim Director and General Manager of Builders World, Inc., a distributor of building materials in Waukesha, Wisconsin, from December 2005 to July 2007; Past Executive Vice President of Bank of America and CEO of BA Asia, Ltd. among other leadership positions at Bank of America, from 1977 until her retirement in 1998; Director of Oak Financial since May 2005 and Director of Oak Bank since February 2005. Director of three non-profit organizations. Ms. Taylor brings extensive financial and banking experience both in the United States and internationally. She also contributes through her current directorships in both non-profit and other for-profit enterprises, and her past experience as an executive in a publicly-traded company.	2006

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating and Governance Committee

(4)	Mr. McCloskey initially joined as director in April 2009 pursuant to an agreement with Avalon Portfolio LLC and certain affiliated entities to settle a proxy contest (the “Agreement”). The Agreement further provided that, subject to certain exceptions, the Company would nominate Mr. McCloskey for election at the 2010 Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors believes that it is important to ensure that the Board is comprised of highly-qualified individuals who have relevant experience and are accomplished in their respective fields. In addition, the director candidates should possess the requisite intelligence, education and experience to make a significant contribution to the membership of the Board and bring a range of skills, diverse perspectives and backgrounds to the deliberations of the Board. Specifically, in considering potential director candidates, the Board will consider a number of factors, including the following: financial literacy; knowledge of the duties of director; team building skills and political acumen; strategic planning and analytical decision making; stakeholder relations; functional and industry expertise; and international experience. Importantly, the director candidate must have the highest ethical standards, strong sense of professionalism and dedication to serving the interests of all the shareholders and be able to make himself or herself available to the Board in the fulfillment of his or her duties. The Board of Directors also believes that it is important for the full Board to work together constructively with a focus on shareholder value and a duty to both the Company and to the interests of all of the Company’s shareholders. The Board of Directors believes that each of the Board’s nominees meet these criteria.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NINE OF THE ABOVE NOMINEES.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company is asking you and other shareholders to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. PwC previously served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009.

Grant Thorton LLP audited the Company’s consolidated financial statements for the fiscal years ended December 31, 2008 and 2007.  The Audit Committee dismissed Grant Thornton LLP as the Company’s independent registered public accounting firm on March 17, 2009. The audit reports of Grant Thornton LLP on the consolidated financial statements of the Company for the fiscal years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s fiscal years ended December 31, 2008 and 2007, and through March 17, 2009, there have been no disagreements between Grant Thornton LLP and the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years. During the Company’s fiscal years ended December 31, 2008 and 2007, and through March 17, 2009, the Company has had no “reportable events” (as defined in Regulation S-K Item 304(a)(1)(v)).

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and the Company and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board of Directors, upon recommendation of the Audit Committee, has determined to submit to shareholders for ratification the appointment of PwC. In the event that a majority of the shares of common stock present in person or represented by proxy at the 2010 Annual Meeting and entitled to vote on Proposal Two do not ratify this appointment of PwC, the Audit Committee will review its future appointment of PwC. Even if the selection is ratified, the Audit Committee may appoint a different independent registered public accounting firm during the year if it determines that such a change would be in the Company’s and its shareholders’ best interests.

The Company expects that a representative of PwC will be present at the 2010 Annual Meeting. Such representative will have an opportunity to make a statement, and will be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally requested annually and any pre-approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC.

Principal Accountant Fees and Services

The following is a summary of the fees billed to the Company by PwC for professional services rendered for the fiscal year ended December 31, 2009 and by Grant Thornton LLP for professional services rendered for the fiscal year ended December 31, 2008:

	2009	2008

Audit fees	$502,369	$660,548	(1)
Audit-related fees	0	104,135
Tax fees	153,221	28,426
All other fees	103,417	0

Total	$759,007	$793,109

(1)	2008 audit fees include fees related to services provided by Grant Thornton LLP related to amendments to the Annual Report on Form 10-K for the year ended December 31, 2008.

Audit Fees.  Consist of fees billed for professional services rendered for the annual audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in Form 10-Q Quarterly Reports and services normally provided by the principal accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards.

Tax Fees.  Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning and tax consulting.

All Other Fees.  Consist of fees related to preparation of statutory financial statements for certain of our subsidiaries and subscription fees for access to an accounting research tool.

The Audit Committee determined that all services provided by the Company’s independent registered public accounting firm, and the fees that the Company paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all of these services in fiscal years 2009 and 2008 in accordance with the pre-approval policy discussed above.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS AND AUDIT COMMITTEE RECOMMEND THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) consists of three directors whose names appear below. Each member of the Audit Committee meets the definition of “independent director” and otherwise qualifies to be a member of the Audit Committee under the NASDAQ listing requirements.

The Audit Committee’s general role is to assist the Board of Directors in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter at least annually, and did so most recently at the September 28, 2009 Audit Committee meeting.

As required by the charter, the Audit Committee reviewed the Company’s financial statements for the 2009 fiscal year and met with management, as well as representatives of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (the “Accounting Firm”), to discuss the financial statements. The Audit Committee also discussed with members of the Accounting Firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended.

In addition, the Audit Committee received written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, and discussed with members of the Accounting Firm their independence from management and the Company.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the 2009 fiscal year be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Furthermore, in connection with the standards for independence promulgated by the SEC, the Audit Committee has reviewed the services provided by the Accounting Firm, the fees the Company paid for these services, and whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining such independence.

The Audit Committee has appointed the Accounting Firm to be the Company’s independent registered public accounting firm for the 2010 fiscal year. In the event that at the 2010 Annual Meeting more votes are cast opposing the ratification of this appointment than are cast in favor of such ratification, the Audit Committee will review its future appointment of the Accounting Firm.

Respectfully submitted by the Audit Committee:

John J. McDonough (Chair)
Sam R. Leno
H. Jonathan McCloskey

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this section of the Proxy Statement is to provide the Company’s shareholders with material information regarding the Company’s compensation program and policies for the executive officers named in the Summary Compensation Table below. For fiscal year 2009, these individuals are Frederick A. Robertson, M.D., Chief Executive Officer and President, Thomas E. Powell, Chief Financial Officer and Treasurer, Rafael L. Vaello, Chief Commercial Officer, Eric A. Schloesser, Vice President, Operations and Business Development, Brenda S. Furlow, Vice President, General Counsel and Corporate Secretary, Steven G. Books, former Chief Operating Officer, and Stephen C. Hathaway, former Chief Financial Officer and Treasurer. These individuals are collectively referred to as “named executive officers.”

The Role of the Compensation Committee

The Compensation Committee oversees the Company’s executive compensation program and is composed entirely of independent directors. The Committee has overall responsibility for establishing, implementing and monitoring the Company’s compensation plans and programs, including the compensation philosophy. The Committee also reviews and approves annually all compensation decisions affecting our named executive officers, taking into consideration the recommendations of Dr. Robertson for all named executive officers other than himself.

Compensation Philosophy

The Company’s growth and business strategies require an executive compensation program that reinforces the importance of performance and accountability — both at the individual and at the corporate level. The Company’s program is designed to provide executives with rewards that are competitive while maintaining alignment with shareholder interests, affordability, corporate values and important management initiatives. The primary objectives of the Company’s compensation program are:

•	To attract, motivate and retain highly experienced executives who are vital to the Company’s short- and long-term success, profitability and growth; and

•	To create alignment with executives and shareholders by rewarding executives for the achievement of strategic goals that successfully drive the Company’s performance, and thereby enhance shareholder value.

Determining Executive Compensation

In the fall of 2008, the Compensation Committee engaged Hewitt Associates (“Hewitt”), a global human resources consulting firm, to provide advice with respect to the 2009 compensation of named executive officers and all other officers, including base salaries, incentive pay and equity compensation. Hewitt conducted a benchmarking study utilizing proxy data from 65 peer companies. The peer group was expanded versus previous years from 21 to 65 companies. This 65-member group was believed to more closely reflect the Company’s growth profile in recent months versus the high-growth, recent-IPO company profile used to create the previous year’s peer group. The expanded 2009 peer group also provided more market data reference points for named executive officers and executive level roles. Hewitt constructed the 2009 peer group based on public companies that reside in the healthcare and equipment sector. This initial group of 250 companies was further narrowed to 65 based on annual revenues and market capitalization with the goal to have a broad industry peer group where the Company’s revenues and market capitalization approximated the peer group median. The 65 companies included in the overall peer group were:

Abaxis, Inc.	Immucor, Inc.
Accuray, Inc.	Integra LifeSciences Holdings Corporation
Advanced Medical Optics, Inc.	Intuitive Surgical, Inc.
Align Technology, Inc.	Invacare Corporation
American Medical Systems Holdings, Inc.	Inverness Medical Innovations, Inc.
Analogic Corporation	Kinetic Concepts, Inc.
AngioDynamics, Inc.	Masimo Corporation
Arthrocare Corporation	Medical Action Industries, Inc.
C.R. Bard, Inc.	Mentor Corporation
Candela Corporation	Meridian Biosciences, Inc.
Cantel Medical Corporation	Merit Medical Systems, Inc.
Cardiac Sciences Corporation	National Dentrex Corporation
Conmed Corporation	Natus Medical, Inc.
The Cooper Companies, Inc.	Neogen Corporation
Cutera, Inc.	Nuvasive Inc.
Cyberonics, Inc.	Orthofix International, Nv
Cynosure, Inc.	Osteotech, Inc.
Datascope Corporation	Palomar Medical Technologies, Inc.
Del Global Technologies Corporation	Quidel Corporation
Dentsply International, Inc.	ResMed, Inc.
Edwards Life Sciences Corporation	Sirona Dental Systems, Inc.
EV3, Inc.	Sonic Innovations, Inc.
Exactech, Inc.	Sonosite, Inc.
Gen-Probe, Inc.	Steris Corporation
Greatbatch, Inc.	Symmetry Medical, Inc.
Haemonetics Corporation	Thoratec Corporation
HealthTronics, Inc.	Varian Medical Systems, Inc.
Hill-Rom Holdings, Inc.	Vital Signs, Inc.
Hologic, Inc.	Volcano Corporation
Home Diagnostics, Inc.	West Pharmaceutical Services, Inc.
ICU Medical, Inc.	Wright Medical Group, Inc.
Idexx Laboratories, Inc.	Zoll Medical Corporation
I-Flow Corporation

The Company’s Compensation Committee reviews the compensation of the Company’s named executive officers on an annual basis and makes salary adjustments, if any, typically effective April 1 of each year. Target bonus percentages are reviewed annually in the context of an executive’s total cash compensation opportunity, and changes approved for the upcoming fiscal year, if any, are effective January 1 of that fiscal year. Bonus payouts, based on the prior fiscal year’s performance and in accordance with the terms of the Company’s annual incentive plan, are generally determined during the first two months of each new fiscal year. The Company has not previously had a fixed date for considering and granting equity-based compensation awards. Such awards are approved by the Compensation Committee at times it determines to be appropriate. In 2009, the Compensation Committee awarded equity grants in September, and intends to consider annual equity grant awards for named executive officers, other officers and key employees in the third quarter of each fiscal year.

Elements of Compensation

The key elements of the Company’s executive compensation program include base salary, annual incentives, long-term incentives and limited perquisites. Annual incentive plans include performance measures that are relevant to the Company’s operations and financial performance. Long-term incentives may include various vehicles as appropriate, including the use of equity grants. With a few limited exceptions, as a general matter, named executive officers are not provided perquisites on a basis that is different from other eligible employees.

Base Salaries

The base salary of each executive typically is reviewed annually. The portion of total compensation that is provided through base salary is based on the roles and responsibilities of each position and is managed to support the total compensation philosophy. Base salaries may be adjusted to recognize varying levels of responsibilities, degree of mastery, prior experience, breadth of knowledge, internal equity and marketplace considerations. For 2009, the Compensation Committee used as an approximate benchmark for the base salary of the Company’s named executive officers the 50th percentile of the peer group identified in the report prepared by Hewitt, as discussed above. The Compensation Committee believed the 50th percentile provided the minimum base competitive level for attracting and retaining qualified talent. Due to the difficult and uncertain economic environment at the beginning of 2009, Dr. Robertson, the Company’s President and Chief Executive Officer, did not recommend compensation increases for his staff, with the exception for Ms. Brenda S. Furlow. Ms. Furlow was recommended to receive stepped increases as a result of her accession to the position of Vice President, General Counsel and Corporate Secretary, replacing Mr. Shawn Guse. The Compensation Committee accepted Dr. Robertson’s recommendation.

As mentioned above, executive compensation actions are typically effective April 1 of each year. Despite the fact that the market analysis suggested base salary adjustments may be warranted, due to the continued uncertainty in the market generally and the uncertainty surrounding national healthcare reform, the Compensation Committee, in consultation with Hewitt, accepted a recommendation from Dr. Robertson to defer making any compensation changes in base salaries for the named executives at the normally scheduled time in April, 2010. The Compensation Committee will reexamine the economic conditions later in the year, and if deemed appropriate, may make base salary changes at that time.

Annual Incentives

The Compensation Committee has established an annual incentive performance plan referred to as the Variable Pay Plan (the “Plan”). The Plan was intended to permit eligible employees to receive a cash payment based on the Company’s achievement of performance level targets determined at the start of each year, and under which payment is adjusted upward or downward depending on the actual performance level achieved. All full-time active employees are eligible to participate except those non-executive employees who participate in a sales commission plan. Each year, the target annual incentive amount established for each executive is based on the roles and responsibilities of each position and peer group comparables.

Projected annual incentive payments for 2009 were based on objective measures of Company financial performance. In 2009, funding for the Plan was based on achieving two financial targets: 1) operating income, and 2) cash flow. Each financial measure was weighted 50%. Due to 2008 business performance, the Committee chose not to establish minimum thresholds below the targets for 2009. Maximum incentive amounts were established based on the desire to create a strong incentive that drives behavior, but also taking into consideration plan affordability, goal achievability, customary market practices and internal equity leveling. Payout targets were tied to the level of achievement of the performance measures, with the ability to pay above median for high performance. Achieving a maximum of 120% of target would have resulted in a 150% payout. At the end of the fiscal year, annual incentive awards were to be calculated using the actual results for each performance goal. Based on the 2009 Plan terms, no payout was warranted due to performance on both metrics falling below 100% of target.

The Compensation Committee retains discretionary authority on matters of compensation, including incentive payments under our Variable Pay Plan. Although 2009 performance did not meet the targets necessary to pay a bonus under the Plan, the Committee noted significantly improved performance in two key areas. First, despite a turbulent healthcare reimbursement environment and the uncertainty of slowing capital equipment markets, the Company demonstrated exceptional cash management, finishing the year with less than a $0.5 million reduction in cash. Second, the Compensation Committee noted the technical advancements in the Company’s product offerings achieved in 2009 and substantial progress made toward future releases. In recognition of these significant accomplishments and progress, the Compensation Committee exercised its discretionary authority under the Plan and approved funding a discretionary bonus pool of $1.5 million. This equated to approximately 38.3% of the target bonus amounts. Approximately 550 global employees were eligible participants in the Plan on the pay date of

March 12, 2010. The payments for the named executive officers were as follows: Dr. Robertson, $138,024; Mr. Vaello, $44,091; Mr. Schloesser, $41,407; and Ms. Furlow, $46,224. Mr. Powell, who joined the Company in June 2009 and received other consideration as part of his offer to join the Company, did not participate in this discretionary award.

For fiscal year 2010, the Compensation Committee has approved an annual incentive plan for named executive officers similar in philosophy to 2009, but with three financial performance measures: 1) operating income; 2) cash flow; and 3) revenue growth. The Committee views revenue growth associated with market penetration as essential to supporting the infrastructure required to research, develop and service its advanced products. These three measures represent the most critical financial metrics indicating progress towards establishing successful long-term profitability and sustainability. Each of the three metrics will be weighted equally, with minimum threshold, target and maximum performance and payout goals established for each. If the minimum thresholds are not achieved, the bonus pool will not be funded. Achievement of each of the three targets will result in full payout for that metric, or one third of the total bonus. If all three of the targets are achieved, the bonus will pay out at 100%. Based on the Company’s performance in 2009 and the Company’s expectations for 2010, the Compensation Committee believes that achievement of all three targets will be challenging but achievable.

Metric	Weight	Below Threshold	Threshold	Target	Maximum

Cash Flow	33.33%	0%	50%	100%	150%
Operating Income	33.33%	0%	50%	100%	150%
Revenue Growth	33.33%	0%	50%	100%	150%

Equity Incentives

The Company believes that positive Company financial performance is achieved in part by providing named executive officers with incentives that align their financial interests with the interests of the Company’s shareholders. The Compensation Committee believes that the use of equity awards is a meaningful and strategic approach to achieving both the Company’s compensation philosophy of retaining key talent as well rewarding executives for actions that increase shareholder value. These awards are subject to multi-year vesting to add a material component of long-term performance to the overall incentive compensation. The Equity Incentive Plan grants the Compensation Committee the authority to make annual, long-term incentive awards using incentive vehicles it deems appropriate, including incentive stock options, non-qualified stock options, and restricted stock shares.

All stock option grants to named executive officers to purchase the Company’s common stock are granted at the fair market value of the Company’s common stock at the grant date. The Board of Directors has also adopted a policy regarding the timing of grants. For those new employees who are granted stock options, such grants generally will be awarded at the next regularly scheduled meeting of the Compensation Committee following such employee’s hire date, and the grant will have an exercise price equal to the closing market price of the Company’s common stock on the date of the meeting, or the next day the market is open. If any grant to an executive officer is made at a meeting other than a regularly scheduled Board of Directors or Compensation Committee meeting, and there is then in effect a blackout period or trading freeze under the Company’s insider trading policy, the grant will be effective the third trading day after material, nonpublic information that is the subject of the blackout period or trading freeze is released.

In 2009, the Compensation Committee again relied on its consultant, Hewitt, to analyze the market competitiveness of the total compensation package for its executives, including long-term equity grants. Hewitt provided the Compensation Committee with commentary on current market practices and data around 50th percentile long-term incentive target awards for the peer group, retention value and practices by vehicle, and market trends. In determining a named executive officer’s award, the Compensation Committee considered the Hewitt data, along with a review of each executive’s existing long-term incentive values, assessment of individual role and performance, retention considerations and affordability. Consequently, in September 2009, the Compensation Committee approved restricted stock awards to certain named executive officers, granted with a three-year vesting period based upon continued employment. Restricted stock awards were selected in 2009 as the appropriate equity vehicle based on discussions around current market trends and retention concerns, and to limit shareholder dilution.

For specific information on the number of shares awarded to each named executive officer, see the table entitled “2009 Grants of Plan-Based Equity Awards” below.

Stock Ownership Guidelines

The Company has adopted stock ownership guidelines for officers. Under these guidelines, within five years of assuming his or her position, the Chief Executive Officer is expected to own stock at a current market value equivalent to four times base salary, and all other executive officers are expected to own stock at a current market value of one times his or her base salary. All types of stock awards may be used to satisfy the ownership requirements. Upon the request of an officer, the Nominating and Governance Committee will consider modifying the requirement in view of an officer’s personal financial circumstances. As of February 28, 2010, the named executive officers met the guidelines or were within the allowed time frame for meeting the guidelines.

Perquisites and Other Benefits

The Company offers all officers, including the named executive officers, the opportunity to apply for and receive, subject to underwriting, supplemental, portable term life insurance up to two times the sum of base salary plus the target bonus. The Company also provides supplemental long-term disability equal to 75% of the sum of base salary plus target bonus. The premiums for these term life and disability policies are paid in full by the Company. In addition, given the extensive travel required by Mr. Vaello in his role as Chief Commercial Officer, Mr. Vaello also receives an automobile allowance. Other than these two supplemental plans and the automobile allowance to Mr. Vaello, there are no additional perquisites or other benefits exclusively for executives. All named executive officers are eligible to participate in all Company benefit plans on the same terms as any eligible employee, including participation in the Employee Stock Purchase Plan and a 401(k) retirement plan that is available to all eligible employees.

Deferred Compensation Plan

During 2008, the Company had in effect a deferred compensation plan, which allowed certain highly-compensated employees and senior management, including the named executive officers, to defer salary and bonus or commission amounts and earn interest on the amounts deferred. None of the Company’s named executive officers elected to participate in the plan. On February 13, 2009, the Company terminated the plan.

Change in Control and Post Termination Compensation

Named executive officers may receive payments under specific circumstances when employment is terminated for reason other than cause or in the event the Company undergoes a change of control and the officer ceases to be employed by the Company. Such payments are consistent with market practice. Commensurate with recent data provided by Hewitt on current market practice for severance benefits for chief executives, the Compensation Committee recently entered into an Amended and Restated Employment Agreement with Dr. Robertson. The revised agreement provides for additional severance compensation in the event of termination of employment for other than cause, termination by the executive committee for good reason, voluntary termination, death, disability or retirement. In consideration for post-termination compensation benefits, all of the named executive officers have agreed not to compete, directly or indirectly, with the Company for a period of at least 18 months. For a more detailed discussion of post-termination compensation provided by the named executive officers’ employment agreements, refer to the “Employment Agreements — Severance and Change of Control Provisions” section of this Proxy Statement.

Tax Consequences of Incentive Plans

The Company’s annual aggregate tax deductions for each named executive officer’s compensation are potentially limited by Section 162(m) of the Internal Revenue Code to the extent the aggregate amount paid to an executive officer exceeds $1.0 million per year, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions provided under Section 162(m) of the Internal Revenue Code. The Compensation Committee considers the tax implications when making its executive compensation decisions, but believes that it is appropriate to retain the flexibility to make executive compensation decisions that may not meet the 162(m) standard if, in the Compensation Committee’s judgment, it is in the best interest of the Company to do so.

Compensation Committee Report

The Compensation Committee of the Board of Directors of TomoTherapy has reviewed and discussed with management the Compensation Discussion and Analysis section of the Company’s 2010 Proxy Statement for the 2010 Annual Meeting of Shareholders. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Respectfully submitted by the
Compensation Committee:

Frances S. Taylor (Chair)
Cary J. Nolan
Roy T. Tanaka

2009 Summary Compensation Table

The following table sets forth compensation information for the Company’s principal executive officer, the Company’s principal financial officer, the three most highly-compensated executive officers other then the principal executive officer and principal financial officer who were serving as such at December 31, 2009, as well as the former principal financial officer and another individual who served as an executive officer for a portion of 2009, each of whom was not serving as an executive officer as of December 31, 2009.

								Non-
								Equity
								Incentive
						Stock	Option	Plan	All Other
		Salary		Bonus		Awards	Awards	Comp	Compensation		Total
Name and Principal Position	Year	($)		($)		($)(1)	($)(1)	($)(2)	($)(3)		($)

Frederick A. Robertson	2009	450,000		138,024	(8)	850,950			13,979		1,452,953
Chief Executive Officer &	2008	443,750				1,118,130			13,529		1,575,409
President	2007	401,250		75,000	(9)			401,625	12,325		890,200
Thomas E. Powell	2009	176,519	(4)	122,760	(10)	731,000	122,880		4,188		1,157,347
Chief Financial Officer & Treasurer
Rafael L. Vaello	2009	250,000		44,091	(8)	465,000			17,151		776,242
Chief Commercial Officer	2008	20,833	(4)			96,900					117,733
Eric A. Schloesser	2009	240,000		41,407	(8)	372,000			9,863		663,270
Vice President, Operations &	2008	172,183	(5)			203,130			7,829		383,142
Business Development	2007	212,664						157,970	7,618		378,252
Brenda S. Furlow	2009	241,125		46,224	(8)	302,250	1,563		13,114		604,276
Vice President, General	2008	165,500	(6)			164,959	8,398		10,850		349,707
Counsel & Corporate Secretary
Steven G. Books	2009	297,802							432,835	(12)	730,637
Former Chief	2008	312,375				457,500			11,850		781,725
Operating Officer	2007	262,406						194,818	7,196		464,420
Stephen C. Hathaway	2009	175,904	(7)	83,462	(11)				8,216		267,582
Former Chief Financial	2008	270,000					8,398		13,638		292,036
Officer & Treasurer	2007	234,600		50,000	(9)		2,080	151,200	9,842		447,722

(1)	Aggregate fair value on date of grant.

(2)	Incentive payment earned under bonus plan.

(3)	This includes the contributions made on each executive officer’s behalf to a 401(k) plan, life and disability insurance premiums, and in the case of Mr. Vaello, auto allowance.

(4)	Mr. Powell joined the Company on June 22, 2009 and Mr. Vaello joined the Company on December 1, 2008.

(5)	Mr. Schloesser took a leave of absence from June to September 2008.

(6)	Ms. Furlow assumed the role of Vice President, General Counsel and Corporate Secretary during August 2008.

(7)	Mr. Hathaway retired on July 31, 2009.

(8)	Discretionary bonus paid in March 2010.

(9)	This reflects additional bonuses for Dr. Robertson and Mr. Hathaway for their efforts in support of our initial public offering and secondary offering in 2007.

(10)	Mr. Powell received a relocation bonus of $34,500 and a guaranteed bonus of $88,260.

(11)	Mr. Hathaway received a stay bonus to continue on as Chief Financial Officer until a successor was hired.

(12)	This includes severance payments due under Mr. Book’s employment agreement of $422,284, which was paid in January 2010.

Employment Agreements

The following is a summary of certain terms of the Company’s employment agreements with each of the named executive officers who are currently employed by the Company.

Compensation and Other Benefits

The employment agreements provide for the payment of a base salary for each of the named executive officers which, as of December 31, 2009, was for the amounts specified in the table below. In addition, each executive is eligible to earn a performance bonus as determined annually in the sole discretion of the Board of Directors or an authorized committee thereof. Each executive is eligible to participate in the Company’s retirement plan and welfare benefit plans. The Company provides each executive with: (1) portable term life insurance with a death benefit equal to twice the sum of the executive’s base salary and target performance bonus; and (2) long-term disability insurance with an annual benefit equal to at least 75% of the sum of the executive’s base salary and target performance bonus.

Named Executive Officers	Base Salary

Frederick A. Robertson	$450,000
Thomas E. Powell	335,000
Rafael L. Vaello	250,000
Eric A. Schloesser	240,000
Brenda S. Furlow	270,000

Severance and Change of Control Provisions

Termination for “Cause”

Under the employment agreements, the Company may terminate the executive’s employment at any time for “cause” by giving notice to the executive stating the basis for such termination, effective immediately upon giving such notice or at a designated time. “Cause” is defined to include: (1) the executive’s uncured material breach of the employment agreement; (2) the executive’s gross negligence, willful misconduct, or any material violation of law in the performance of the executive’s duties; (3) the executive’s willful misconduct if such misconduct is likely to result in the Company’s loss of business, reputation or goodwill; (4) the executive’s uncured failure to follow lawful instructions from the officer or body to whom the executive reports; (5) the executive’s conviction of, or nolo contendere plea to, a felony; (6) the executive’s misappropriation of the Company’s funds or property; or (7) the executive’s attempt to obtain personal profit from a corporate opportunity. In order to terminate the Chief Executive Officer for “cause,” a resolution of three-quarters of the Company’s independent directors is required, specifying the particular conduct of the executive that meets the requirements of removal for “cause.” The executive and the executive’s counsel have an opportunity to be heard by the Board of Directors before such resolution is considered.

Termination by Executive for “Good Reason”

The employment agreements define “good reason” as: (1) a material reduction in the executive’s duties; (2) a material adverse change in the executive’s working conditions without the executive’s consent; or (3) the Company’s material breach of the employment agreement. The executive may terminate the executive’s employment for “good reason” if the executive gives the Company written notice within 90 days of the initial occurrence of “good reason” and the Company fails to cure the grounds for “good reason” within 90 days of receipt of such notice. The executive must terminate employment within one year of the initial occurrence of “good reason.”

Change of Control

“Change of control” is defined in the employment agreements as a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company’s organization. A “change in the ownership” is then defined as the acquisition by any one person or group of ownership of the Company’s stock that constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. A “change in the effective control” occurs when either any one person or group acquires ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock, or a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election. A “change in the ownership of a substantial portion of the assets” occurs on the date on which any one person or group acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition.

Termination Upon Death or Disability

The employment agreements provide automatic termination upon the executive’s death and provide termination upon the executive’s disability by the Company’s giving notice of termination to the executive. No severance payments are owed in either situation.

Termination Upon Resignation or Retirement

Since the named executive officers are at-will employees, they may terminate employment at any time and for any reason. However, if an executive terminates employment as a result of retirement, the executive is required to provide the Company with at least 90 days’ notice. No severance payments are owed in either situation.

Definition of “Separation from Service” and “Termination of Employment”

For purposes of the employment agreements, the terms “separation from service,” “termination of employment” and similar terms mean, with respect to payments of deferred compensation, the executive’s “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended. For this purpose, a “separation from service” is deemed to occur on the date that the Company and the executive reasonably anticipate that the level of bona fide services the executive would perform after the date would permanently decrease to a level that, based on the facts and circumstances, would constitute a separation from service. However, a “separation from service” is deemed to occur when there is a permanent decrease in the level of the executive’s duties to a level that is 20% or less of the average level of bona fide services provided over the prior 36 months, and a “separation from service” is not deemed to occur when there is a permanent decrease in the level of the executive’s duties to a level that is 50% or more of the average level of bona fide services provided over the prior 36 months.

COBRA Group Health Insurance

The COBRA healthcare continuation coverage provisions in the employment agreements include coverage of eligible dependents in addition to the executive’s spouse and children. Also, payment of COBRA premiums cease if and when the executive becomes eligible for medical, hospital and health coverage under a plan of a subsequent employer.

Payment of Accrued Obligations

The employment agreements provide for the payment of “accrued obligations” within 10 days following termination of employment. “Accrued obligations” are defined as any unpaid base salary and reimbursement of expenses to which the executive is entitled, and any accrued but unused vacation to which the executive is entitled. The Company is required to pay these accrued obligations if it terminates the executive’s employment without “cause” or the executive terminates employment for “good reason,” is terminated by the Company for “cause,” is terminated due to death or disability, or resigns or retires.

Timing of Severance Payment

The employment agreements provide that, in cases of termination “without cause,” termination for “good reason,” non-renewal of an employment contract, or termination upon a “change of control,” severance payments must be paid within 53 days of the termination of employment. However, deferred compensation is required to be paid six months and one business day after separation from service.

Tax Adjustments

In addition, if any payments or benefits payable to any of the named executive officers under the employment agreements would be subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, such payments or other benefits will be reduced to the extent necessary so that no amount will be subject to such excise tax. However, such reduction is required only if the named executive officer will be in a more favorable after-tax position than if no such reduction was made.

Severance and Change of Control Payments

The employment agreements with each of the Company’s named executive officers contain severance and change of control provisions.

Dr. Frederick A. Robertson’s employment agreement was recently amended, in part to change certain severance benefits. Under the current agreement, which became effective March 9, 2010, if the Company terminates Dr. Robertson’s employment “without cause” (as defined in his employment agreement), fails to renew his employment agreement, or if Dr. Robertson terminates his employment for “good reason,” then he is entitled to receive a severance payment equal to the sum of: (a) 24 months’ base salary, equal to $900,000 as of March 9, 2010; (b) 2 times the target annual bonus for the year of termination, equal to $720,000 as of March 9, 2010, as well as a prorated amount of any target bonus for the year of termination; (c) up to 18 months of COBRA continuation coverage of health insurance benefits if he elects such coverage upon termination, equal to $18,485 as of March 9, 2010; (d) up to $10,000 payable to an outplacement consultant; and (e) acceleration of vesting for all unvested equity awards. As of March 9, 2010, the total amount of these severance payments would equal $3,000,385. Under the previous agreement with the Company and Dr. Robertson, which was in effect as of December 31, 2009, Dr. Robertson would have been entitled to receive a severance payment equal to the sum of: (a) 18 months’ base salary, equal to $675,000 as of the end of the last fiscal year; (b) 1.5 times the average annual bonus payment he earned during the two previous years, equal to $301,219 as of the end of the last fiscal year; (c) up to 18 months of COBRA continuation coverage of health insurance benefits if he elects such coverage upon termination, equal to $18,485 as of the end of the last fiscal year; and (d) up to $10,000 payable to an outplacement consultant. As of the last day of the previous fiscal year, the total amount of these severance payments would equal $1,004,704. Under the previous agreement, any acceleration of vesting of unvested equity awards was at the sole discretion of the Board of Directors.

Under the new agreement, in the event Dr. Robertson’s employment is terminated “without cause,” the Company fails to renew his agreement, or Dr. Robertson terminates the agreement for “good reason” within three months before or 24 months following a “change of control” of the Company, then Dr. Robertson will instead be entitled to a severance payment equal to the sum of: (a) 36 months’ base salary, equal to $1,350,000 as of March 9, 2010; (b) 3.0 times the target bonus for the current year, equal to $1,080,000 as of March 9, 2010, as well as the pro rata current year bonus; (c) 36 months of COBRA continuation coverage of health insurance benefits if he elects such coverage upon termination or health insurance premiums of equal value to the extent COBRA continuation coverage is unavailable, equal to $36,970 as of March 9, 2010; (d) up to $10,000 payable to an outplacement consultant; and (e) acceleration of vesting of all unvested equity awards. As of March 9, 2010, the total amount of these severance payments would equal $3,828,870. Under the previous agreement, Dr. Robertson would have been entitled to a severance payment equal to the sum of: (a) 36 months’ base salary, equal to $1,350,000 as of the end of the last fiscal year; (b) 3.0 times the greater of the average annual bonus paid to him for the two previous years or the target bonus for the current year, equal to $1,080,000 as of the end of the last fiscal year; (c) 36 months of COBRA continuation coverage of health insurance benefits if he elects such coverage upon termination or health insurance premiums of equal value to the extent COBRA continuation coverage is unavailable, equal to $36,970 as of the last day of the previous fiscal year; and (d) up to $10,000 payable to an outplacement consultant. As of December 31, 2009, the total amount of these severance payments would equal $2,476,970. Under the previous agreement, any acceleration of vesting of unvested equity awards was at the sole discretion of the Board of Directors.

If the Company terminates any of the other named executive officers’ employment “without cause” (as defined in the employment agreements), fails to renew his or her employment agreement, or if any such other executive terminates his or her employment for “good reason,” then such executive is entitled to receive a severance payment equal to the sum of: (a) 12 months’ base salary; (b) the average annual bonus paid to such executive for the two previous years provided that if such executive was not employed for the period required to be eligible for two prior full year annual bonuses, then such amount will be the amount of the annual bonus, if any, received for the year prior to the year in which termination of employment occurred; (c) up to 12 months of COBRA continuation coverage of health insurance benefits if such executive elects such coverage upon termination; and (d) up to $10,000 payable to an outplacement consultant. As of the last day of the previous fiscal year, that amount would be as follows for each of the named executive officers other than Dr. Robertson:

		Average				Total
	Salary	Bonus		COBRA	Other	Severance
Name	($)(1)	($)		($)(2)	($)(3)	($)

Thomas E. Powell	335,000		(4)	16,307	10,000	361,307
Rafael L. Vaello	250,000		(4)	16,517	10,000	276,517
Eric A. Schloesser	240,000	78,985	(5)	12,482	10,000	341,467
Brenda S. Furlow	270,000	15,023	(5)	1,489	10,000	296,512

(1)	Equals 12 months of base salary paid in lump sum.

(2)	Plan provides 12 months of continuation benefits at the current level. No increase in healthcare premiums is factored into these amounts. This benefit ceases when the executive becomes eligible for other employer sponsored healthcare.

(3)	Other consists of executive outplacement services up to a maximum of $10,000.

(4)	Neither Mr. Vaello nor Mr. Powell received annual bonuses in the past two years.

(5)	Average annual bonus paid for 2007 and 2008. No annual bonus paid for 2008.

In the event the employment of any named executive officer (other than Dr. Robertson) is terminated without “cause”, the employment agreement is not renewed, or such executive terminates employment for “good reason” within three months before or 24 months following a “change of control” of the Company, then such executive will instead be entitled to a severance payment equal to the sum of: (a) 24 months’ base salary; (b) a payment equal to 2.0 times the greater of the average annual bonus paid to such executive for the two previous years provided that if such executive was not employed for the period required to be eligible for two prior full year annual bonuses, then such amount will be the amount of the annual bonus, if any, received for the year prior to the year in which termination of employment occurred or the target bonus for the current year; (c) up to 24 months of COBRA continuation coverage of health insurance benefits if such executive elects such coverage upon termination or health insurance premiums of equal value to the extent COBRA continuation coverage is unavailable; and (d) up to $10,000 payable to an outplacement consultant. As of the last day of the previous fiscal year, that amount would be as follows for each of the named executive officers other than Dr. Robertson:

					Total
	Salary	Bonus	COBRA	Other	Severance
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Thomas E. Powell	670,000	335,000	32,614	10,000	1,047,614
Rafael L. Vaello	500,000	230,000	33,034	10,000	773,034
Eric A. Schloesser	480,000	216,000	24,964	10,000	730,964
Brenda S. Furlow	540,000	270,000	2,978	10,000	822,978

(1)	Equals 24 months of base salary.

(2)	Equals two times the greater of average (i) actual annual bonus paid over past two years or (ii) target bonus.

(3)	Plan provides 24 months of continuation benefits at the current level. No increase in healthcare premiums is factored into these amounts. This benefit ceases when the executive becomes eligible for other employer sponsored healthcare.

(4)	Other consists of executive outplacement services up to a maximum of $10,000.

Mr. Hathaway retired as of July 31, 2009. Per the terms of his employment agreement, he did not receive any severance payments upon his retirement. Mr. Books’ employment was terminated effective November 30, 2009. He received a total of $422,284 in severance payments, payable in one lump sum 53 days after the separation date. In addition, he has elected to receive COBRA continuation coverage and is receiving a total payment of $9,470 for those premiums over a twelve-month period. He is also eligible to receive outplacement assistance of up to $10,000.

In addition, if any payments or benefits payable to any of the named executive officers under the employment agreements would be subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, such payments or other benefits will be reduced to the extent necessary so that no amount will be subject to such excise tax. However, such reduction is required only if the named executive officer will be in a more favorable after-tax position than if no such reduction was made.

Other Employment-Related Agreements

Each of the named executive officers has also entered into a Confidentiality Agreement, an Assignment of Inventions Agreement and a Noncompetition Agreement. The Confidentiality Agreement restricts the officer from disclosing confidential information during his or her employment and for a period of two years thereafter. The Assignment of Inventions Agreement provides that all inventions and new ideas developed by the officer during employment or for a period of six months thereafter shall belong to the Company. The Noncompetition Agreement provides that such officers shall not compete with the Company during employment and thereafter for the longer of 18 months or any applicable severance period under the employment agreements.

2009 Grants of Plan-Based Equity Awards

The following table sets forth the plan-based equity awards granted in 2009:

					All Other			Grant
					Stock			Date
					Awards:	All Other	Exercise	Fair
					Number of	Option	or Base	Value of
					Shares of	Awards:	Price of	Stock and
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Stock or	Number of	Option	Option
		Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	($)

Frederick A. Robertson
Short-Term Incentives			360,000	540,000
Long-Term Incentives	9/29/2009				183,000			850,950
Thomas E. Powell
Short-Term Incentives			167,500	251,250
Long-Term Incentives	6/22/2009				100,000	100,000	2.66	388,890
Long-Term Incentives	9/29/2009				100,000			465,000
Rafael L. Vaello
Short-Term Incentives			119,600	179,400
Long-Term Incentives	9/29/2009				100,000			465,000
Eric A. Schloesser
Short-Term Incentives			108,000	162,000
Long-Term Incentives	9/29/2009				80,000			372,000
Brenda S. Furlow
Short-Term Incentives			135,000	202,500
Long-Term Incentives	9/29/2009				65,000			302,250
Steven G. Books
Short-Term Incentives
Long-Term Incentives	N/A
Stephen C. Hathaway
Short-Term Incentives
Long-Term Incentives	N/A

(1)	The non-equity incentive plan award amounts are pursuant to the Company’s annual incentive plan as discussed previously.

2009 Outstanding Equity Awards at Fiscal Year End

The following table sets forth information for the named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options, unvested restricted stock awards, as well as the exercise prices and expiration dates thereof, as of December 31, 2009:

	Option Awards(1)						Stock Awards(2)
		Number of	Number of				Number of
		Securities	Securities				Shares or	Market Value
		Underlying	Underlying				Units of	of Shares or
		Unexercised	Unexercised	Option			Stock That	Units of Stock
		Options	Options	Exercise	Option		Have Not	That Have Not
	Option	Exercisable	Unexercisable	Price	Expiration		Vested	Vested
Name	Grant Date	(#)	(#)	($)	Date		(#)	($)

Frederick A. Robertson	1/3/2005	846,218		2.8199	1/3/2015
	11/17/2005	204,000		3.4559	11/17/2011
	12/7/2006	102,000	34,000	6.7500	12/7/2012
	8/28/2008						122,200	476,580
	9/29/2009						183,000	713,700
Thomas E. Powell	6/22/2009		100,000	2.6600	6/22/2015
	6/22/2009						100,000	390,000
	9/29/2009						100,000	390,000
Rafael L. Vaello	12/10/2008						22,500	87,750
	9/29/2009						100,000	390,000
Eric A. Schloesser	11/17/2005	68,000		3.4559	11/17/2011
	12/7/2006	81,600	27,200	6.7500	12/7/2012
	8/28/2008						22,200	86,580
	9/29/2009						80,000	312,000
Brenda S. Furlow	5/9/2007	5,000	5,000	19.0000	5/9/2013
	8/28/2008						13,333	51,999
	12/10/2008						8,866	34,577
	9/29/2009						65,000	253,500
Steven G. Books	3/28/2005	81,600		2.8199	2/28/2010	(3)
	11/17/2005	55,080		3.4559	2/28/2010	(3)
	12/7/2006	27,200		6.7500	2/28/2010	(3)
Stephen C. Hathaway	N/A

(1)	Options vest 25% each year beginning one year after the date of grant, except for the options granted on December 7, 2006, which vest 50% on December 7, 2008 and 25% each year thereafter.

(2)	Restricted stock awards vest one-third each year beginning one year after the date of grant, except for award granted to Mr. Vaello on December 10, 2008 and award granted to Mr. Powell on June 22, 2009, which vest 25% per year over four years.

(3)	Mr. Books’ options expired on the date shown in the table, which was 3 months after his last day worked.

2009 Option Exercises and Shares Vested

The following table sets forth information for each of the named executive officers regarding the number of shares acquired in exercise of options during 2009 and the value realized upon such exercise. The value realized upon exercise of the options was determined by subtracting the option exercise price from the value of the shares on the date of exercise.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Frederick A. Robertson			61,100	224,237
Thomas E. Powell			N/A	N/A
Rafael L. Vaello			7,500	29,250
Eric A. Schloesser			11,100	40,737
Brenda S. Furlow			11,101	41,760
Steven G. Books			25,000	91,750
Stephen C. Hathaway	54,570	67,448

STOCK OWNERSHIP

Beneficial Ownership of Certain Shareholders, Directors and Executive Officers

This table shows, as of March 17, 2010: (1) the beneficial owners of more than five percent of the Company’s common stock and the number of shares they beneficially owned based on information provided in their most recent filings with the SEC; and (2) the number of shares each director, each nominee for director, each executive officer named in the Summary Compensation Table and all directors, nominees, and executive officers as a group beneficially owned, as reported by each person. Except as otherwise indicated, the address of each is 1240 Deming Way, Madison, Wisconsin, 53717. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted, each person has the sole voting and investment power over the shares shown in this table.

	Number of	Percentage of
	Shares	Shares
	Beneficially	Beneficially
	Owned	Owned

5% Shareholders:
Janus Capital Management LLC(1)	3,240,275	6.0%
Directors and executive officers:
Frederick A. Robertson(2)	1,974,183	3.6%
Thomas E. Powell(3)	200,000	*
Rafael L. Vaello(4)	128,016	*
Eric A. Schloesser(5)	499,871	*
Brenda S. Furlow(6)	107,579	*
Steven G. Books(7)	52,200	*
Stephen C. Hathaway(8)	330,515	*
T. Rockwell Mackie(9)	1,790,946	3.3%
John J. Greisch(10)	16,039	*
Sam R. Leno(11)	94,400	*
H. Jonathan McCloskey(12)	41,996	*
John J. McDonough(13)	127,009	*
Cary J. Nolan(14)	193,265	*
Carlos A. Perez(15	94,400	*
Roy T. Tanaka(16)	55,996	*
Frances S. Taylor(17)	88,400	*
All directors and executive officers as a group	5,794,815	10.7%

*	Less than one percent

(1)	Consists of 3,240,275 shares of common stock held by Janus Capital Management LLC (“Janus Capital”). According to the Schedule 13G filed by Janus Capital on February 16, 2010, Janus Capital has a direct ownership stake in INTECH Investment Management (“INTECH”) and Perkins Investment Management LLC (“Perkins”). Therefore, the holdings of INTECH and Perkins are aggregated with Janus Capital. INTECH and Perkins are registered investment advisors, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively, “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 3,240,275 shares of common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The address of Janus Capital is 151 Detroit Street, Denver, Colorado, 80206.

(2)	Consists of 516,765 shares of common stock, 305,200 shares of restricted stock and 1,152,218 shares of common stock issuable upon the exercise of options exercisable within 60 days of the date of this table.

(3)	Consists of 200,000 shares of restricted stock.

(4)	Consists of 5,516 shares of common stock and 122,500 shares of restricted stock.

(5)	Consists of 248,071 shares of common stock, 102,200 shares of restricted stock and 149,600 shares of common stock issuable upon the exercise of options exercisable within 60 days of the date of this table.

(6)	Consists of 12,880 shares of common stock, 87,199 shares of restricted stock and 7,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of the date of this table.

(7)	Consists of 52,200 shares of common stock.

(8)	Consists of 324,290 shares of common stock held by Stephen C. Hathaway and Elaine M. Hathaway, Trustees of the Hathaway Revocable Trust dated February 10, 2005, 3,000 shares held by Elaine M. Hathaway as custodian for Samuel R. Hathaway and 3,225 held by Mr. Hathaway. Mr. Hathaway disclaims beneficial ownership of the shares held by such trusts, except to the extent of his pecuniary interest therein.

(9)	Consists of 1,670,850 shares of common stock, 41,966 shares of restricted stock and 78,130 shares of common stock issuable upon the exercise of options exercisable within 60 days of the date of this table.

(10)	Consists of 16,039 shares of common stock issuable upon the exercise of options exercisable within 60 days of the date of this table. These options expire on April 15, 2010.

(11)	Consists of 6,000 shares of common stock, 34,000 shares of restricted stock and 54,400 shares of common stock issuable upon the exercise of options exercisable within 60 days of the date of this table.

(12)	Consists of 41,996 shares of common stock issuable upon the exercise of options exercisable within 60 days of the date of this table.

(13)	Consists of 26,527 shares of common stock, 34,000 shares of restricted stock and 66,482 shares of common stock issuable upon the exercise of options exercisable within 60 days of the date of this table.

(14)	Consists of 147,183 shares of common stock, 34,000 shares of restricted stock and 12,082 shares of common stock issuable upon the exercise of options exercisable within 60 days of the date of this table.

(15)	Consists of 6,000 shares of common stock, 34,000 shares of restricted stock and 54,400 shares of common stock issuable upon the exercise of options exercisable within 60 days of the date of this table.

(16)	Consists of 22,000 shares of restricted stock and 33,996 shares of common stock issuable upon the exercise of options exercisable within 60 days of the date of this table.

(17)	Consists of 10,000 shares of common stock, 34,000 shares of restricted stock and 44,400 shares of common stock issuable upon the exercise of options exercisable within 60 days of the date of this table.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of the Company’s common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and the Company must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on the Company’s review of copies of the reports filed with the SEC and written representations of the Company’s directors and executive officers, the Company believes that all persons subject to reporting filed the required reports on time in fiscal year 2009.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Corporate Governance

The Company is committed to strong corporate governance and has adopted policies and practices that conform to NASDAQ listing requirements and the Exchange Act. These policies and practices include:

•	The Board of Directors has adopted corporate governance policies articulated in the Company’s Corporate Governance Guidelines, which include basic director duties and responsibilities. Among those responsibilities is an expectation that the directors attend the annual shareholder meetings.

•	Over three-quarters of the members of the Board of Directors are independent of the Company and the Company’s management.

•	All members of the Board of Directors’ committees — the Audit Committee, the Compensation Committee and the Nominating and Governance Committee — are independent.

•	The Board of Directors and its committees are authorized to retain independent advisors at their discretion.

•	The Board of Directors has also adopted an ethics code the Company refers to as the Comprehensive Compliance Program that is applicable to all of the Company’s employees, including the Company’s executive officers, and to the Company’s directors. The Company has several methods for employees to report concerns regarding ethics and financial matters, including accounting, internal controls and audit concerns. The Comprehensive Compliance Program sets forth procedures for such reporting, including anonymous submission of these matters by a hotline maintained by a third party. The Company has further implemented an Internal Investigation Procedure by which it manages the resolution of allegations of violations of the Comprehensive Compliance Program.

•	The Board of Directors conducts an annual self-assessment of its effectiveness and the effectiveness of each of its committees.

•	The Board of Directors conducts annual reviews of individual director performance.

•	Directors are not permitted to serve on the boards of more than four additional companies, excluding philanthropic institutions. A director who is also Chief Executive Officer may only serve on the boards of two additional companies.

•	The Board of Directors encourages director continuing education through third-party presentations and programs. The Company pays or reimburses directors for expenses associated with attending these continuing education events.

•	The annual cycle of agenda items for Board of Directors’ meetings reflects board requests and changing business and legal issues. The Board of Directors receives regularly scheduled presentations from the Company’s finance department and major business units and operations. The Board of Directors’ annual agenda includes, among other items, the Company’s long-term strategic plans, periodic reports on progress against long-term strategic plans, management’s enterprise risk management assessments, emerging and disruptive technologies, potential acquisition or investment targets, capital projects, evaluation of the Company’s Chief Executive Officer, and management succession planning.

•	The Board of Directors has adopted stock ownership guidelines for directors and executive officers.

Each of the Board of Directors’ committees has a written charter approved by the Board of Directors that establishes the committee’s roles and responsibilities. A copy of the charters for the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, as well as the Company’s Corporate Governance Guidelines and Comprehensive Compliance Program, can be found through the “Corporate Governance” link on the Investor Relations page at the Company’s website at www.tomotherapy.com and are available in printed hardcopy format upon written request to the Company’s Corporate Secretary at the Company’s Madison, Wisconsin headquarters. Please note that information on, or that can be accessed through, the Company’s website, other than this Proxy Statement and Annual Report on Form 10-K, is not part of the proxy soliciting materials, is not deemed “filed” with the SEC and is not to be incorporated by reference into any of the Company’s filings under the Exchange Act.

Shareholders and other parties interested in communicating directly with the Chairman or with specified individual directors or the directors as a group may do so by writing to the Chairman of the Board of Directors, c/o Corporate Secretary, TomoTherapy Incorporated, 1212 Deming Way, Madison, Wisconsin 53717. Communications from shareholders directed to the Board of Directors will be forwarded to all of the directors.

The Board of Directors and the Committees of the Board

The Board of Directors has determined that, as of February 9, 2010, Ms. Taylor, Messrs. Leno, McCloskey, McDonough, Nolan, Tanaka and Dr. Perez are “independent” for purposes of the NASDAQ Global Select Market listing requirements and under the Company’s Corporate Governance Guidelines. Dr. Mackie, the Company’s Chairman of the Board of Directors, and Dr. Robertson, the Company’s Chief Executive Officer and President, are employees and therefore not “independent.” The Board of Directors considered transactions and relationships, both direct and indirect, between each director and nominee (and his or her immediate family) and the Company and its subsidiaries, and affirmatively determined that none of Ms. Taylor, Messrs. Leno, McCloskey, McDonough, Nolan, Tanaka and Dr. Perez has any material relationship, either direct or indirect, with the Company other than as a director and shareholder, and that Drs. Mackie and Robertson have no such relationship other than as an employee and shareholder of the Company.

The Board of Directors held five in-person meetings and five telephonic meetings in 2009. All of the in-person Board of Directors meetings included executive sessions of the independent directors (who are also non-management directors). There are three committees of the Board of Directors: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Each director attended at least 75% of the total Board of Directors and applicable committee meetings that were held while he or she was a director in fiscal year 2009. All directors attended the 2009 Annual Shareholder Meeting.

Board Management Structure

Our Board of Directors consists of nine members. We have a separate chairman and chief executive officer. Dr. Mackie, who was a co-founder of the Company, continues to play an active and integral role in the Company. The independent directors, who comprise over 75% of the Board’s membership, are involved in setting the agendas for meetings, routinely hold executive sessions of independent directors only at most meetings, participate in annual strategic planning sessions and otherwise participate actively in the oversight and direction of the Company.

Board Role in Risk Oversight

Our Board is actively involved in overseeing our risk management. Operational and strategic presentations by management to the Board include consideration of the challenges and risk to our business, and the Board and management actively engage in discussion on these topics. At least annually, the Board also reviews and discusses a report from management on risk issues. This report is compiled by senior management and approved by the Chief Executive Officer. In addition, each of our Board committees considers risk within its area of responsibility. Our Audit Committee addresses specific financial and compliance risks as they arise, and receives periodic reports from management on risks that may have a material financial impact on the Company. The Nominating and Governance Committee considers risks related to succession planning and oversees the appropriate allocation of responsibility for risk oversight among the committees of the Board. The Compensation Committee considers risk and structures our executive compensation programs with an eye to providing incentives to appropriately reward executives for growth without undue risk taking. Further, our approach to compensation practices and policies applicable to employees throughout our organization is consistent with that followed for executives and, accordingly, we believe they are not reasonably likely to have a material adverse effect on our company.

Audit Committee

The members of the Company’s Audit Committee for the year ended December 31, 2009 were John J. McDonough, Sam R. Leno, and Roy T. Tanaka. Effective February 9, 2010, the Board appointed H. Jonathan

McCloskey to replace Mr. Tanaka as a member of the Audit Committee, and Mr. Tanaka became a member of the Compensation Committee. Mr. McDonough chairs the Audit Committee and has been determined by the Board of Directors to be an audit committee financial expert (as defined under SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002). The Company’s Audit Committee, among other duties:

•	appoints and oversees an independent registered public accounting firm to audit the Company’s consolidated financial statements;

•	is responsible for reviewing the independence, qualifications, performance and quality control procedures of the independent registered public accounting firm;

•	discusses the scope and results of the audit with the independent registered public accounting firm;

•	reviews and considers the adequacy of the Company’s internal accounting controls, financial reporting processes, critical accounting policies and audit procedures;

•	pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm;

•	reviews the Company’s annual and quarterly financial statements with management and the independent registered public accounting firm;

•	reviews and resolves any disagreements between management and the Company’s independent registered public accounting firm in connection with the preparation of the Company’s financial statements;

•	establishes procedures for the confidential, anonymous submission by the Company’s employees of concerns or complaints regarding questionable accounting or auditing matters;

•	reviews and approves all related party transactions involving the Company and its directors and executive officers; and

•	prepares the report that the SEC requires the Company to include in the Company’s annual proxy statement.

The Company believes that the composition of the Company’s Audit Committee meets the requirements for independence under the current NASDAQ Global Select Market and SEC rules and regulations, as Messrs. McDonough, Leno, Tanaka and McCloskey are independent directors for such purposes. The Audit Committee held eleven meetings during fiscal year 2009.

Compensation Committee

The members of the Company’s Compensation Committee for the year ended December 31, 2009 were Frances S. Taylor, John J. Greisch, and Cary J. Nolan. Mr. Greisch resigned from the Board effective January 15, 2010 to devote more time to his new position as President and Chief Executive Officer of Hill-Rom Holdings, Inc. The Board appointed Roy T. Tanaka to replace Mr. Greisch on the Compensation Committee. Ms. Taylor chairs the Compensation Committee. The purpose of the Company’s Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation of the executive officers, among other duties. Specific responsibilities of the Compensation Committee include:

•	reviewing and recommending approval of compensation of the executive officers and compensation plans in which the executive officers and directors participate;

•	reviewing and administering the Company’s stock incentive plans;

•	reviewing and making recommendations to the Board of Directors with respect to incentive compensation and equity plans;

•	approving the compensation paid to the Chief Executive Officer and directors; and

•	preparing the report that the SEC requires the Company to include in the Company’s annual proxy statement.

The Committee may delegate authority with respect to any of its functions to such officers of the Company as it may deem appropriate.

The Company believes that the composition of the Compensation Committee meets the requirements for independence under the current NASDAQ Global Select Market and SEC rules and regulations, as Ms. Taylor and Messrs. Greisch, Nolan and Tanaka are independent directors for such purposes. The Compensation Committee held seven meetings during fiscal year 2009.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Nominating and Governance Committee

The members of the Company’s Nominating and Governance Committee for the year ended December 31, 2009 were Cary J. Nolan, Carlos A. Perez, H. Jonathan McCloskey and Frances S. Taylor. Effective February 9, 2010, Mr. McCloskey stepped down from the Nominating and Governance Committee to assume a position as member of the Audit Committee. Mr. Nolan chairs the Nominating and Governance Committee. The Nominating and Governance Committee identifies, evaluates and recommends nominees to the Board of Directors and committees of the Board of Directors, conducts searches for appropriate directors, and evaluates the performance of the Board of Directors as a whole and of individual directors. The Nominating and Governance Committee has developed guidelines for selecting board candidates that set forth the key attributes, qualifications and experience to be considered in evaluating possible director candidates. Such qualifications and experience include demonstrated notable or significant achievements in business or the radiotherapy industry, the requisite intelligence, education and experience to make a significant contribution to the membership of the Board of Directors, and the ability to bring a range of skills, diverse perspectives and backgrounds to the deliberations of the Board of Directors. Importantly, the director candidates must also have the highest ethical standards, a strong sense of professionalism, dedication to serving the interests of all the shareholders and the ability to devote sufficient time and attention in the fulfillment of his or her duties. As indicated above and in the guidelines, the Board of Directors values diversity as a factor in selecting nominees to serve as directors, and believes that the diversity which exists in its current composition provides significant benefit to the Company. Although there is no specific policy on diversity, the Nominating and Governance Committee takes various considerations into account in its selection criteria, including but not limited to gender, race, and national origin. In conducting searches for appropriate directors, the Nominating and Governance Committee accepts recommendations from other directors, officers, and shareholders. Candidates recommended by shareholders will be evaluated in the same manner as any other candidates. The Nominating and Governance Committee may also use a search firm to identify and evaluate possible candidates.

The Nominating and Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of the Company’s corporate governance practices and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The Company believes that the composition of the Nominating and Governance Committee meets the requirements under the current NASDAQ Global Select Market rules, as Ms. Taylor, Messrs. Nolan and McCloskey, and Dr. Perez are independent for such purposes. The Nominating and Governance Committee held five meetings during fiscal year 2009.

Director Stock Ownership Guidelines

To align director interests with the interests of the Company’s shareholders, the Board of Directors adopted stock ownership guidelines for its members. As set forth in the Company’s corporate governance guidelines, within five years of joining the Board of Directors, a director is expected to own at least $100,000 of Company stock at current market value. All types of stock awards may be used to satisfy the ownership requirements. Upon the request of a director, the Nominating and Governance Committee will consider modifying the requirement in view of a director’s personal financial circumstances. As of March 17, 2010, all directors met the guidelines or were within the allowed time frame for meeting the guidelines.

Director Compensation

The following table sets forth the cash compensation paid to the Company’s non-employee directors in fiscal year 2009.

Board of Directors:
Annual retainer per director	$25,000
Fee per meeting for a full board meeting	$2,000
Audit Committee:
Annual retainer for chairperson	$15,000
Annual retainer for other members	$10,000
Fee per meeting	$0
Compensation Committee:
Annual retainer for chairperson	$10,000
Annual retainer for other members	$5,000
Fee per meeting	$0
Nominating and Governance Committee:
Annual retainer for chairperson	$10,000
Annual retainer for other members	$5,000
Fee per meeting	$0

The above retainers are paid in quarterly installments. The Company also reimburses each non-employee director for reasonable travel and other expenses in connection with attending meetings of the Board of Directors.

Each non-employee director appointed before October 23, 2007 received an initial grant of options to purchase 54,400 shares of the Company’s common stock upon his or her appointment to the Board of Directors, with 25% vesting immediately and 25% vesting at each of the three anniversaries of the grant date. Since October 23, 2007, the Company’s policy has been to grant to newly appointed directors, at the next Board of Directors meeting following appointment, an initial grant of options equaling approximately $120,000 in value (based on the modified form of the Black-Scholes valuation model used by Hewitt through August 31, 2008 and the Black-Scholes valuation model calculated internally thereafter), rounded up to the nearest 500 shares. Such options will vest over three years, with 25% vesting immediately upon date of grant, and 25% vesting at each of the next three anniversaries of the grant date.

Additionally, in 2007, the Board of Directors approved annual grants of options to each non-employee director who no longer had unvested options, at the first Board of Directors meeting after the month end in which the last options vested. The number of shares in these annual grants equaled approximately $100,000 in value (based on the modified form of the Black-Scholes valuation model used by Hewitt), rounded up to the nearest 500 shares. Such options were to vest monthly over three years, becoming fully vested on the third anniversary of the grant date.

According to the Company’s Equity Grant and Administration Policy, the Board of Directors generally approves annual grants of restricted stock to each non-employee director in the third quarter of the calendar year following the initial grant. The number of shares in these annual grants equal approximately $100,000 in value (based on the Black-Scholes valuation model calculated internally), rounded up to the nearest 500 shares. The restrictions on one-third of such shares lapse on each of the first three anniversaries of the grant date. Non-employee directors who were appointed or elected before 2008 and who were continuing in service received these annual grants in 2009. Non-employee directors appointed in 2009 will be considered for these annual grants in 2010.

Each non-employee director stock option will terminate upon the earlier to occur of six years from the date of grant or three months after the director ceases to be a director, adviser, consultant or employee. The exercise price of these options will equal the closing price of the Company’s common stock on the date of grant.

The following table sets forth a summary of the total compensation paid to the Company’s non-employee directors in fiscal year 2009.

	Fees
	Earned
	or Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name	($)	($)(1)	($)(1)	($)

John J. Greisch(2)	40,000	102,300		142,300
Sam R. Leno	45,000	102,300		147,300
H. Jonathan McCloskey(3)	29,250		97,028
John J. McDonough	50,000	102,300		152,300
Cary J. Nolan	50,000	102,300		152,300
Carlos A. Perez, M.D.	40,000	102,300		142,300
Roy T. Tanaka	45,000	102,300		147,300
Frances S. Taylor	50,000	102,300		152,300

(1)	Aggregate fair value on date of grant.

(2)	Mr. Greisch resigned on January 15, 2010.

(3)	Mr. McCloskey joined the Board on April 15, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

The Company adopted a written policy providing that all material transactions between the Company and its officers, directors and other affiliates must be:

•	Approved by a majority of the disinterested members of the Board of Directors; and

•	On terms no less favorable to the Company than those that it believes could be obtained from unaffiliated third parties.

In general, the Company’s policy is to enter into transactions with related parties on terms that, on the whole, are no more favorable and no less favorable, than those available from unaffiliated third parties.

Transactions with Related Persons

Since the beginning of fiscal 2009, there have been no transactions or proposed transactions in which the Company is or was a participant and in which any of the Company’s directors, executive officers or holders of more than 5% of the Company’s capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest, that are required to be disclosed pursuant to Item 404 of Regulation S-K.

BY ORDER OF THE BOARD OF DIRECTORS

Brenda S. Furlow
Vice President, General Counsel and Corporate Secretary

March 22, 2010

TOMOTHERAPY INCORPORATED
ANNUAL MEETING OF SHAREHOLDERS
Friday, April 30, 2010
8:00 a.m. Central Daylight Time
Company’s Administrative Office
1212 Deming Way
Madison, WI 53717

TomoTherapy Incorporated
1240 Deming Way Madison, Wisconsin 53717	proxy

Proxy for Annual Meeting of Shareholders – April 30, 2010
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned shareholder of TomoTherapy Incorporated hereby constitutes and appoints BRENDA S. FURLOW and THOMAS E. POWELL, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of common stock of TomoTherapy Incorporated that the undersigned is entitled to vote, at the Annual Meeting of Shareholders of TomoTherapy Incorporated to be held at the Company’s administrative office located at 1212 Deming Way, Madison, Wisconsin, 53717, on April 30, 2010, at 8:00 a.m. Central Daylight Time, and at any adjournment(s) or postponement(s) thereof.
Unless a contrary direction is indicated, this Proxy will be voted FOR the election of all nominees for director and FOR ratifying the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2010.
IF YOU ELECT TO VOTE BY MAIL, PLEASE FILL IN, DATE, SIGN AND MAIL
THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
See reverse side for voting instructions.

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

Company #
Vote by Internet, Telephone or Mail
    24 Hours a Day, 7 Days a Week
   Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.eproxy.com/tomo
Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 29, 2010.
PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until
11:59 p.m. (CT) on April 29, 2010.
MAIL – Mark, sign and date your proxy card and return it in the postage-page envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors: To serve until the 2011 Annual Meeting	01 Sam R. Leno 02 T. Rockwell Mackie 03 H. Jonathan McCloskey	04 John J. McDonough 05 Cary J. Nolan 06 Carlos A. Perez	07 Frederick A. Robertson 08 Roy T. Tanaka 09 Frances S. Taylor	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) in the box provided to the right.)

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2010.	☐ FOR	☐ Against	☐ Abstain

3.	In accordance with their discretion, the proxies are authorized to vote upon all other matters that may properly come before the 2010 Annual Meeting of Shareholders and any adjournment, postponement, continuation or rescheduling thereof, including matters incidental to the conduct of the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

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Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.